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                                                                     EXHIBIT 5.2

         [LETTERHEAD OF KUMMER KAEMPFER BONNER & RENSHAW APPEARS HERE]

                                January 6, 2000

     D'ANCONA & PFLAUM LLC
     111 E. Wacker Drive
     Suite 2800
     Chicago, Illinois  60601-4205

          RE:     WATSON PHARMACEUTICALS, INC.

     Ladies and Gentlemen:

           You have requested our opinion as special Nevada counsel for Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), in connection with the filing of a Pre-Effective Amendment No. 2 on Form S-3 to a Registration Statement (the "Registration Statement") relating to the registration of
     (i) an aggregate of 55,587 shares (the "TheraTech Shares") of Watson's common stock, par value $.0033 ("Watson Common Stock") that may be issued upon the exercise of options issued under the TheraTech, Inc. 1992 Amended and Restated Employees' Stock Option Plan (the "Directors Plan") and (ii) an aggregate of 20,000 shares (the "Purchase Agreement Shares") of Watson Common Stock which could be issued under a Technology Purchase Agreement by and between TheraTech, Inc., a wholly-owned subsidiary of Watson and Innovative Devices, LLC. The TheraTech Shares and the Purchase Agreement Shares shall be collectively referred to as the "Shares." We are not general counsel to Watson, and we have been retained specially to represent Watson in this transaction for the purpose of rendering this opinion to you. Any opinions expressed herein shall be limited to the extent that we have been retained as special Nevada counsel.

           In connection with this opinion, we have examined the following documents (collectively, the "Documents"):

           1. Articles of Incorporation of Watson as filed with the Nevada Secretary of State on January 2, 1985, as amended on September 28, 1987, as amended on August 27, 1991, as amended on February 20, 1992, as amended on July 18, 1995, and as amended on May 30, 1996.

           2. Bylaws of Watson, certified by Watson to be currently in full force and effect as of October 26, 1999.
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           3.  A executed copy of the Merger Agreement.

           4. Certificate of the Secretary of Watson dated as of October 26, 1999, and that certain letter dated as of January 6, 2000.

           5. Draft of the Registration Statement, Registration No. 333-70943, to be filed with the Securities and Exchange Commission.

           In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons who signed the Documents, the authenticity of all Documents submitted to us as originals, the conformity to the originals of all Documents submitted to us as copies and the authenticity of the originals of such latter Documents. We assume the due authorization of each Document by each party thereto. We assume that the Documents have not been rescinded, modified, or altered in any manner whatsoever as of the date hereof.

           In rendering the following opinions, we have relied without investigation on the certificates of officers of Watson, and we have not independently verified any of the factual matters set forth in any other Documents upon which we have relied. Furthermore, we have been provided with a copy of the Registration Statement, and we have relied without investigation upon the representations contained therein. We have not been asked, nor have we endeavored, to review, revise or in any manner comment upon the contents of the Registration Statement.

           We are admitted to the Bar of the state of Nevada. In rendering our opinions hereinafter stated, we have relied upon the applicable laws of the state of Nevada as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the state of Nevada. We express no opinion as to the laws of any other jurisdiction or of the United States of America.

           Based on such examination and subject to the limitations and assumptions herein provided, we are of the opinion that Watson has the full power and authority under the laws of the State of Nevada, and under its Articles of Incorporation and Bylaws, as amended, to issue the Shares and that the Shares are validly authorized shares of Watson Common Stock, and when issued, will be legally issued, fully paid and nonassessable and not subject to any preemptive or similar rights.

           These opinions are effective as of the date hereof. No extensions of our opinion may be made by implication or otherwise. We express no opinion other than as herein expressly set forth. We understand that you will rely on our opinion in rendering your separate opinion addressed to the Securities and Exchange Commission in connection with the Registration Statement. Our opinions are not to be otherwise quoted in whole or in part without the express written consent of this firm.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and any and all amendments thereto.

                                               Very truly yours,


                                               KUMMER KAEMPFER BONNER & RENSHAW